Exhibit 99.1

February 14, 2019

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES FOURTH QUARTER 2018 RESULTS

Fourth Quarter Earnings from Continuing Operations were $0.93 per Diluted Share

Aggregates Gross Profit Increases 24 Percent and Unit Profitability Expands

Double-digit Earnings Growth Expected in 2019

Birmingham, Alabama – February 14, 2019 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the fourth quarter and year ended December 31, 2018.

Net earnings were $124 million and Adjusted EBITDA was $286 million in the fourth quarter. For the full year, net earnings were $516 million and Adjusted EBITDA was $1.132 billion (an increase of 15 percent) despite significantly higher energy costs.

Tom Hill, Chairman and Chief Executive Officer, said, “Our fourth quarter results reflect a strong finish to the year. Solid shipment growth, compounding price improvements and strong operating efficiencies in our aggregates business contributed to double-digit growth in revenues and operating earnings. Aggregates pricing continued its upward momentum, and unit profitability expanded further despite higher costs for diesel fuel. This demonstrates the resiliency of our aggregates-centric business model. Our conversion of incremental aggregates sales into aggregates earnings was strong again in the fourth quarter – contributing to a same-store segment gross profit flow-through rate of 64 percent for the year.

“Our aggregates-focused business is well positioned for further gains in our industry-leading unit profitability in aggregates. Since the recovery began in the second half of 2013, our core operating and sales disciplines have contributed to 13 percent average annual growth in aggregates gross profit per ton. We expect double-digit earnings growth again in 2019, given the strength of our operational performance and continuing growth in public sector demand. Aggregates pricing momentum continues to improve. Mix-adjusted pricing in the fourth quarter increased 5 percent, and we expect price growth in 2019 at a similar rate.

“In our key markets across the United States, we are benefitting disproportionally from both strong growth in public construction demand and continued solid growth in private demand. For 2019, we expect reported earnings from continuing operations of between $4.55 and $5.05 per diluted share and Adjusted EBITDA of between $1.250 and $1.330 billion.”

February 14, 2019

FOR IMMEDIATE RELEASE

Fourth quarter and full-year highlights include the following:

	Fourth Quarter		Full Year
Amounts in millions, except per unit data	2018	2017	2018	2017
Total revenues	$1,088.0	$977.5	$4,382.9	$3,890.3
Gross profit	$275.3	$241.5	$1,100.9	$993.5
Aggregates segment
Segment sales	$874.0	$769.5	$3,513.6	$3,096.1
Freight-adjusted revenue	$657.6	$596.0	$2,667.3	$2,392.7
Gross profit	$256.4	$206.6	$991.9	$854.5
Shipments (tons)	49.7	46.0	201.4	183.2
Freight-adjusted sales price per ton	$13.23	$12.95	$13.25	$13.06
Gross profit per ton	$5.16	$4.49	$4.93	$4.66
Asphalt, Concrete & Calcium segment gross profit	$18.9	$35.0	$109.1	$139.0
Selling, Administrative and General (SAG)	$84.4	$85.9	$333.4	$325.0
SAG as % of Total revenues	7.8%	8.8%	7.6%	8.4%
Earnings from continuing operations before income taxes	$153.9	$14.3	$623.3	$361.3
Net earnings (1)	$124.0	$327.5	$515.8	$601.2
Adjusted EBIT	$195.8	$155.2	$785.5	$676.0
Adjusted EBITDA	$285.6	$233.2	$1,131.7	$981.9
Earnings from continuing operations per diluted share	$0.93	$2.43	$3.87	$4.40
Adjusted earnings from continuing operations per diluted share	$0.99	$0.74	$4.05	$3.04

(1) Fourth quarter and full year 2017 results include a one-time, non-cash benefit of $268 million, or $1.99 per diluted share, resulting from the Tax Cuts and Jobs Act of 2017.

Segment Results

Aggregates

Fourth quarter segment gross profit increased 24 percent to $256 million, or $5.16 per ton. As a percentage of segment sales, gross profit margin expanded from 26.8 percent in the prior year to 29.3 percent due to solid growth in shipments, compounding price improvements and cost control. For the full year, segment gross profit increased 16 percent to $992 million, or $4.93 per ton.

Full year, same-store incremental gross profit was 64 percent of incremental segment sales excluding freight and delivery, in-line with longer-term expectations of 60 percent. As a reminder, quarterly gross profit flow-through rates can vary widely from quarter to quarter; therefore, the Company evaluates this metric on a trailing-twelve month basis.

Fourth quarter aggregates shipments increased 8 percent (4 percent on a same-store basis) versus the prior year quarter. Daily shipping rates in October and November were slowed by Hurricane Michael and wet weather in Texas and a number of Southeastern markets. Strong shipment growth continued in Alabama, Arizona, Florida and Illinois. Shipment growth in Texas and Virginia rebounded after weather-related interruptions in September and October. Full year aggregates shipments increased 10 percent (6 percent on a same-store basis) led by double-digit growth in Alabama, Arizona, Florida, Illinois, Tennessee and Texas. Most other key markets realized flat-to-modest growth in full year shipments as compared to the prior year. In Virginia, volumes declined 9 percent due mostly to wet weather experienced throughout the first half of the year.

February 14, 2019

FOR IMMEDIATE RELEASE

For the quarter, freight-adjusted average sales price for aggregates increased 2 percent versus the prior year’s quarter, with the growth rate negatively affected by strong shipment growth in relatively lower-priced markets such as Alabama, Arizona and Illinois. Excluding mix impact, aggregates price increased 5 percent versus the prior year’s fourth quarter. Throughout 2018, pricing momentum continued to improve as the year-over-year growth rate in average sales price increased each quarter. For the year, freight-adjusted aggregates pricing increased 1.4 percent. On a mix-adjusted basis, pricing increased 3.5 percent versus the prior year. Positive trends in backlogged project work along with demand visibility, customer confidence, and logistics constraints support continued upward pricing movements in 2019.

Fourth quarter same-store unit cost of sales (freight-adjusted) decreased compared to the prior year quarter as fixed cost leverage and other operating efficiencies more than offset a 17 percent increase in the unit cost for diesel fuel. For the year, same-store unit cost of sales (freight-adjusted) decreased 2 percent, more than offsetting a 25 percent increase in the unit cost for diesel fuel. The Company remains focused on compounding improvements in unit margins throughout the cycle through fixed cost leverage, price growth and operating efficiencies. Since the recovery began in the second half of 2013, gross profit per ton in aggregates has compounded at an average annual growth rate of 13 percent.

Asphalt, Concrete and Calcium

Asphalt segment gross profit of $7 million for the fourth quarter was $16 million lower than the prior year’s quarter due to lower material margins. Although asphalt mix selling prices increased 7 percent in the fourth quarter, or $3.74 per ton, a 54 percent increase in unit costs for liquid asphalt more than offset the price improvement. Full year segment gross profit was $56 million versus $91 million in the prior year. For the full year, higher liquid asphalt costs negatively affected segment earnings by $54 million. Pricing gains are beginning to offset higher liquid asphalt costs, but their impact will be gradual during 2019.

Concrete segment gross profit improved slightly for the quarter versus the prior year’s fourth quarter. Same-store shipments decreased 7 percent year-over-year. Shipment growth in California partially offset lower shipments in Virginia (the Company’s largest concrete market) and Texas due in part to wet weather. Same-store average price increases of 3 percent led to a 5 percent gain in same-store material margins. Full year segment gross profit increased 10 percent to $50 million.

Calcium segment gross profit was $0.5 million approximating the prior year’s fourth quarter. Full year segment gross profit increased 10 percent to $2.7 million.

Capital Allocation and Financial Position

For the full year, capital expenditures were $469 million. This amount included $222 million of core operating and maintenance capital investments to improve or replace existing property, plant and equipment. In addition, the Company invested $247 million in internal growth projects to secure new aggregates reserves, develop new production sites, enhance the Company’s distribution capabilities, and support the targeted growth of its asphalt and concrete operations. During 2019, the Company expects to spend approximately $250 million on maintenance capital and $200 million for internal growth projects that are largely underway.

February 14, 2019

FOR IMMEDIATE RELEASE

The Company remains active in the pursuit of bolt-on acquisitions and other value-creating growth investments. The Company closed four acquisitions during 2018 for cash consideration of $221 million. These acquisitions complement our existing positions and expand our capabilities in Alabama, California, and Texas markets.

Full year pretax interest expense, net was $137 million versus $291 million in the prior year. The prior year included pretax charges of $153 million associated with debt refinancing activity.

During the year, the Company returned $282 million to shareholders, compared to $193 million in the prior year, through dividends and share repurchases. At year end, total debt was $2.9 billion, or 2.6 times full year Adjusted EBITDA compared to 2.9 times at the prior year end.

For 2018, net earnings were $516 million, and the business generated approximately $925 million of after-tax cash flows from earnings (defined as Adjusted EBITDA less working capital change (excluding cash and debt), operating and maintenance capital, and cash taxes).

The Company’s capital allocation and investment-grade rating priorities remain unchanged.

Selling, Administrative and General (SAG) Expenses and Taxes

SAG expenses in the quarter were $84 million, slightly lower than the prior year. For the full year, SAG expense was $333 million, or 7.6 percent as a percentage of total revenues, down from 8.4 percent in 2017. The Company remains focused on further leveraging its overhead cost structure.

Tax expense for the year was $105 million (effective tax rate of 16.9 percent) compared to the prior year tax benefit of $232 million. The prior year’s fourth quarter tax benefit included $268 million of net benefit associated with the Tax Cuts and Jobs Act enacted in December 2017 and $29 million of benefit tied to state-level net operating loss carryforwards.

Demand and Earnings Outlook

Regarding the Company’s outlook Mr. Hill stated, “We delivered strong incremental earnings in 2018 and are well positioned to carry that momentum forward this year. We expect solid growth in private demand and strong growth in public demand. Above-average demand growth in Vulcan markets compared to the rest of the U.S. further supports our positive outlook for shipment growth. The underlying direction of unit profitability remains clear, strongly supported by our strategic and tactical focus on compounding pricing improvements. We expect double-digit earnings growth in 2019.”

February 14, 2019

FOR IMMEDIATE RELEASE

Management expectations for 2019 include:

•	Aggregates shipments growth of 3 to 5 percent
•	Aggregates freight-adjusted price increase of 5 to 7 percent
•	Fifteen to twenty percent growth in Asphalt, Concrete and Calcium gross profit, collectively
•	SAG expenses of approximately $355 million
•	Adjusted EBITDA of $1.250 to $1.330 billion
•	Interest expense of approximately $130 million
•	Depreciation, depletion, accretion and amortization expense of approximately $360 million
•	An effective tax rate of approximately 20 percent
•	Earnings from continuing operations of $4.55 to $5.05 per diluted share

Conference Call

Vulcan will host a conference call at 10:00 a.m. CT on February 14, 2019. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 800-347-6311, or 720-543-0197 if outside the U.S. approximately 10 minutes before the scheduled start. The conference ID is 7323197. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest producer of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt mix and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way we do business and how our products are distributed; the effect of changes in tax laws, guidance and interpretations, including those related to the Tax Cuts and Jobs Act that was enacted in December 2017; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings	December 31		December 31
(Condensed and unaudited)	2018	2017	2018	2017

Total revenues	$1,088,047	$977,490	$4,382,869	$3,890,296
Cost of revenues	812,763	735,973	3,281,924	2,896,783
Gross profit	275,284	241,517	1,100,945	993,513
Selling, administrative and general expenses	84,382	85,920	333,371	324,972
Gain on sale of property, plant & equipment
and businesses	6,570	13,197	14,944	17,827
Other operating expense, net	(10,983)	(19,590)	(34,805)	(47,324)
Operating earnings	186,489	149,204	747,713	639,044
Other nonoperating income, net	292	1,646	13,000	13,357
Interest expense, net	32,857	136,513	137,423	291,085
Earnings from continuing operations
before income taxes	153,924	14,337	623,290	361,316
Income tax expense (benefit)	29,645	(313,632)	105,449	(232,075)
Earnings from continuing operations	124,279	327,969	517,841	593,391
Earnings (loss) on discontinued operations, net of tax	(256)	(423)	(2,036)	7,794
Net earnings	$124,023	$327,546	$515,805	$601,185

Basic earnings (loss) per share
Continuing operations	$0.94	$2.47	$3.91	$4.48
Discontinued operations	$0.00	$0.00	$(0.01)	$0.06
Net earnings	$0.94	$2.47	$3.90	$4.54

Diluted earnings (loss) per share
Continuing operations	$0.93	$2.43	$3.87	$4.40
Discontinued operations	$0.00	$0.00	$(0.02)	$0.06
Net earnings	$0.93	$2.43	$3.85	$4.46

Weighted-average common shares outstanding
Basic	132,060	132,519	132,393	132,513
Assuming dilution	133,369	134,815	133,926	134,878
Depreciation, depletion, accretion and amortization	$89,783	$77,991	$346,246	$305,965
Effective tax rate from continuing operations	19.3%	nm	16.9%	-64.2%

Table B

Vulcan Materials Company

and Subsidiary Companies

(in thousands)

Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2018	2017
Assets
Cash and cash equivalents	$40,037	$141,646
Restricted cash	4,367	5,000
Accounts and notes receivable
Accounts and notes receivable, gross	542,868	590,986
Less: Allowance for doubtful accounts	(2,090)	(2,649)
Accounts and notes receivable, net	540,778	588,337
Inventories
Finished products	372,604	327,711
Raw materials	27,942	27,152
Products in process	3,064	1,827
Operating supplies and other	25,720	27,648
Inventories	429,330	384,338
Other current assets	64,633	60,780
Total current assets	1,079,145	1,180,101
Investments and long-term receivables	44,615	35,115
Property, plant & equipment
Property, plant & equipment, cost	8,457,619	7,969,312
Allowances for depreciation, depletion & amortization	(4,220,312)	(4,050,381)
Property, plant & equipment, net	4,237,307	3,918,931
Goodwill	3,165,396	3,122,321
Other intangible assets, net	1,095,378	1,063,630
Other noncurrent assets	210,289	184,793
Total assets	$9,832,130	$9,504,891

Liabilities
Current maturities of long-term debt	23	41,383
Short-term debt	133,000	0
Trade payables and accruals	216,473	197,335
Other current liabilities	253,054	204,154
Total current liabilities	602,550	442,872
Long-term debt	2,779,357	2,813,482
Deferred income taxes, net	567,283	464,081
Deferred revenue	186,397	191,476
Other noncurrent liabilities	493,640	624,087
Total liabilities	$4,629,227	$4,535,998

Equity
Common stock, $1 par value	131,762	132,324
Capital in excess of par value	2,798,486	2,805,587
Retained earnings	2,444,870	2,180,448
Accumulated other comprehensive loss	(172,215)	(149,466)
Total equity	$5,202,903	$4,968,893
Total liabilities and equity	$9,832,130	$9,504,891

Table C

Vulcan Materials Company

and Subsidiary Companies

(in thousands)

	Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2018	2017
Operating Activities
Net earnings	$515,805	$601,185
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	346,246	305,965
Net gain on sale of property, plant & equipment and businesses	(14,944)	(17,827)
Contributions to pension plans	(109,631)	(20,023)
Share-based compensation expense	25,215	26,635
Deferred tax expense (benefit)	64,639	(235,697)
Cost of debt purchase	6,922	140,772
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(6,974)	(169,352)
Other, net	5,499	13,020
Net cash provided by operating activities	$832,777	$644,678

Investing Activities
Purchases of property, plant & equipment	(469,088)	(459,566)
Proceeds from sale of property, plant & equipment	22,210	15,756
Proceeds from sale of businesses	11,256	287,292
Payment for businesses acquired, net of acquired cash	(221,419)	(1,109,725)
Other, net	(12,850)	(3,248)
Net cash used for investing activities	$(669,891)	$(1,269,491)

Financing Activities
Proceeds from short-term debt	739,900	5,000
Payment of short-term debt	(606,900)	(5,000)
Payment of current maturities and long-term debt	(892,055)	(1,463,308)
Proceeds from issuance of long-term debt	850,000	2,200,000
Debt issuance and exchange costs	(45,513)	(15,291)
Settlements of interest rate derivatives	3,378	0
Purchases of common stock	(133,983)	(60,303)
Dividends paid	(148,109)	(132,335)
Share-based compensation, shares withheld for taxes	(31,846)	(25,323)
Net cash provided by (used for) financing activities	$(265,128)	$503,440
Net decrease in cash and cash equivalents and restricted cash	(102,242)	(121,373)
Cash and cash equivalents and restricted cash at beginning of year	146,646	268,019
Cash and cash equivalents and restricted cash at end of year	$44,404	$146,646

Table D

Segment Financial Data and Unit Shipments

(in thousands, except per unit data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2018	2017	2018	2017
Total Revenues
Aggregates [1]	$873,996	$769,509	$3,513,649	$3,096,094
Asphalt [2]	185,819	160,600	733,182	622,074
Concrete	92,595	108,297	401,999	417,745
Calcium	1,974	1,918	8,110	7,740
Segment sales	$1,154,384	$1,040,324	$4,656,940	$4,143,653
Aggregates intersegment sales	(66,337)	(62,834)	(274,071)	(253,357)
Total revenues	$1,088,047	$977,490	$4,382,869	$3,890,296
Gross Profit
Aggregates	$256,374	$206,562	$991,858	$854,524
Asphalt	6,627	22,866	56,480	91,313
Concrete	11,795	11,585	49,893	45,201
Calcium	488	504	2,714	2,475
Total	$275,284	$241,517	$1,100,945	$993,513
Depreciation, Depletion, Accretion and Amortization
Aggregates	$73,221	$62,592	$281,641	$245,151
Asphalt	8,562	6,559	31,290	25,400
Concrete	3,035	3,536	12,539	13,822
Calcium	65	110	272	677
Other	4,900	5,194	20,504	20,915
Total	$89,783	$77,991	$346,246	$305,965
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$657,580	$595,952	$2,667,291	$2,392,686
Aggregates - tons	49,716	46,021	201,375	183,179
Freight-adjusted sales price [4]	$13.23	$12.95	$13.25	$13.06

Other Products
Asphalt Mix - tons	2,769	2,778	11,318	10,892
Asphalt Mix - sales price	$56.03	$52.29	$55.13	$52.23

Ready-mixed concrete - cubic yards	737	897	3,223	3,568
Ready-mixed concrete - sales price	$124.34	$119.52	$123.35	$116.45

Calcium - tons	69	69	285	273
Calcium - sales price	$28.48	$27.86	$28.44	$28.26

1 Includes product sales (crushed stone, sand and gravel, sand, other aggregates), as well as freight & delivery costs that we pass along to our customers, and immaterial service revenues related to aggregates.

2 Includes product sales, as well as immaterial service revenues from our asphalt construction paving business.

3 Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues, and other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.

4 Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1. Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

(in thousands, except per ton data)

		Three Months Ended		Twelve Months Ended
		December 31		December 31
		2018	2017	2018	2017
Aggregates segment
Segment sales		$873,996	$769,509	$3,513,649	$3,096,094
Less:	Freight & delivery revenues [1]	203,518	165,101	796,929	670,676
	Other revenues	12,898	8,456	49,429	32,732
Freight-adjusted revenues		$657,580	$595,952	$2,667,291	$2,392,686
Unit shipment - tons		49,716	46,021	201,375	183,179
Freight-adjusted sales price		$13.23	$12.95	$13.25	$13.06

1 At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Aggregates segment gross profit margin as a percentage of segment sales excluding freight & delivery (revenues and costs) is not a GAAP measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities (we do not generate a profit associated with the transportation component of the selling price of the product). Incremental gross profit as a percentage of segment sales excluding freight & delivery represents the year-over-year change in gross profit divided by the year-over-year change in segment sales excluding freight & delivery. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Gross Profit Margin in Accordance with GAAP

(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2018	2017	2018	2017
Aggregates segment
Gross profit	$256,374	$206,562	$991,858	$854,524
Segment sales	$873,996	$769,509	$3,513,649	$3,096,094
Gross profit margin	29.3%	26.8%	28.2%	27.6%
Incremental gross profit margin	47.7%		32.9%

Aggregates Segment Gross Profit as a Percentage of Segment Sales Excluding Freight & Delivery

(dollars in thousands)

		Three Months Ended		Twelve Months Ended
		December 31		December 31
		2018	2017	2018	2017
Aggregates segment
Gross profit		$256,374	$206,562	$991,858	$854,524
Segment sales		$873,996	$769,509	$3,513,649	$3,096,094
Less:	Freight & delivery revenues [1]	203,518	165,101	796,929	670,676
Segment sales excluding freight & delivery		$670,478	$604,408	$2,716,720	$2,425,418
Gross profit as a percentage of segment sales
excluding freight & delivery		38.2%	34.2%	36.5%	35.2%
Incremental gross profit as a percentage of
segment sales excluding freight & delivery		75.4%		47.1%

1 At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

(in thousands, except per ton data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2018	2017	2018	2017
Aggregates segment
Gross profit	$256,374	$206,562	$991,858	$854,524
Depreciation, depletion, accretion and amortization	73,221	62,592	281,641	245,151
Aggregates segment cash gross profit	$329,595	$269,154	$1,273,499	$1,099,675
Unit shipments - tons	49,716	46,021	201,375	183,179
Aggregates segment cash gross profit per ton	$6.63	$5.85	$6.32	$6.00

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Additionally, we present the metric After Tax Cash Flow from Earnings to assess the operating performance of our business and as a basis for strategic planning and forecasting. Reconciliation of these metrics to their nearest GAAP measure are presented below:

EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2018	2017	2018	2017
Net earnings	$124,023	$327,546	$515,805	$601,185
Income tax expense (benefit)	29,645	(313,632)	105,449	(232,075)
Interest expense, net	32,857	136,513	137,423	291,085
(Earnings) loss on discontinued operations, net of tax	256	423	2,036	(7,794)
EBIT	$186,781	$150,850	$760,713	$652,401
Depreciation, depletion, accretion and amortization	89,783	77,991	346,246	305,965
EBITDA	$276,564	$228,841	$1,106,959	$958,366
Gain on sale of businesses	0	(10,508)	(2,929)	(10,508)
Property donation	0	4,290	0	4,290
Business interruption claims recovery, net of incentives	0	0	(2,253)	0
Charges associated with divested operations	8,497	1,547	18,545	18,062
Business development, net of termination fee [1]	0	2,280	5,202	3,064
One-time employee bonuses	0	6,716	0	6,716
Restructuring charges	513	0	6,219	1,942
Adjusted EBITDA	$285,574	$233,166	$1,131,743	$981,932
Less:
Working capital change excluding cash & debt			(66,752)
Operating & maintenance capital expenditures			221,684
Cash taxes			51,183
After-tax cash flow from earnings			$925,628

1 Represents non-routine charges associated with acquisitions including the cost impact of purchase accounting inventory valuations.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted EPS to provide a more consistent comparison of earnings performance from period to period.

Adjusted Diluted EPS from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2018	2017	2018	2017
Diluted EPS	$0.93	$2.43	$3.87	$4.40
Items included in Adjusted EBITDA above	0.06	0.02	0.14	0.11
Interest charges associated with debt purchase	0.00	0.49	0.00	0.73
Debt refinancing costs	0.00	0.00	0.04	0.00
Tax reform income tax savings	0.00	(1.99)	0.00	(1.99)
Alabama NOL carryforward valuation allowance	0.00	(0.21)	0.00	(0.21)
Adjusted Diluted EPS	$0.99	$0.74	$4.05	$3.04

The following reconciliation to the mid-point of the range of 2019 Projected EBITDA excludes adjustments (as noted in Adjusted EBITDA above) as they are difficult to forecast (timing or amount). Due to the difficulty in forecasting such adjustments, we are unable to estimate their significance. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2019 Projected EBITDA

(in millions)

Mid-point
Net earnings	$640
Income tax expense	160
Interest expense, net	130
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	360
Projected EBITDA	$1,290